Exhibit 19.1

DATAVAULT AI INC.

Insider Trading Policy

For Company Employees, Officers, Directors, Contractors and Consultants

1.	Introduction, Scope and Purpose of Policy

In an effort to protect against prohibited “insider trading” by Datavault AI Inc. and its subsidiaries (whether existing now or in the future) (collectively, the “Company”) personnel, the Company’s Board of Directors has adopted this insider trading policy (this “Policy”) applicable to directors, officers, employees, contractors and consultants of the Company (collectively, “Associates”) as well as certain additional persons enumerated herein. The purpose of this Policy is to state the Company’s requirement that all Associates (and other persons subject to this Policy) comply fully with all applicable laws prohibiting insider trading and tipping and to promote compliance with such laws. Questions regarding this Policy should be directed to the Company’s Chief Financial Officer (the “CFO”). Violation of the laws prohibiting insider trading and tipping could result in substantial criminal and civil penalties, including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil penalties of up to three times the profit gained or loss avoided. Accordingly, all Associates subject to this Policy must certify their understanding of, and intent to comply with, this Policy. Please refer to the certification attached as Exhibit A.

This Policy applies to your Related Persons (as defined below) to the same extent that it applies to you. Therefore, you should make them aware of their need to comply with this Policy and to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of persons or entities who would otherwise fall within the definition of Related Person where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Related Persons.

2.	Definitions

(A)Company Insider. For purposes of this Policy, the term “Company Insider” refers all Company directors, officers (as such term is defined under Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), employees, and any other persons designated from time to time by the CFO as being a “Company Insider,” as well as any Related Person of any of the foregoing.

(B)Material information. Information is generally deemed material if a reasonable investor would consider such information important in making the decision to buy, sell, or hold a security to which the information relates; information reasonably likely to affect the price of a security will generally be material. Material information can be positive or negative and can relate to any aspect of the Company’s business or any type of Company security, whether debt, equity, or hybrid. It is not possible to define all categories of material information. While materiality is always a facts and circumstances determination, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Please refer to Attachment A of this Policy for a non-exhaustive list of examples of what may constitute material information.

(C)Nonpublic information. Information is “nonpublic” if it has not been previously disclosed to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including in a report or other document filed with the U.S. Securities and Exchange Commission (“SEC”) through its EDGAR website or through an established media outlet such as Dow Jones, Returns Economic Services, The Wall Street Journal, or The Associated Press; disclosure even to large groups of investors or analysts would not constitute public disclosure, and disclosure solely on the Company’s website may not constitute public disclosure. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public disclosure. In addition, even after a public announcement of material information, information will not be considered public until a sufficient time period has elapsed for the disclosed information to be absorbed by the market. Generally, information should not be considered public until at least two (2) full trading days following the publication or release of such information.

(D)Related Person. For purposes of this Policy, a “Related Person” includes: (1) your spouse, children, and anyone else living in your household and persons or other third-parties who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or adult children who consult with you before they trade in Company securities; (2) partnerships of which you are a general partner or corporations in which you are a controlling shareholder; (3) trusts of which you are a trustee; (4) estates of which you are an executor; and (5) any other entities that you control.

(E)Securities Transactions. “Securities transactions” subject to this Policy include, among other things, open-market purchases and sales, gifts (other than gifts to Related Persons, as such persons are subject to the restrictions of this Policy), placing a purchase or sell order, transactions in a 401(k) account or changes in 401(k) account allocation elections or contributions, and the sale of securities acquired upon the exercise of options or similar instruments. “Securities” refers not only to common stock but to all securities of the Company or other applicable entity, including but not limited to, bonds, debentures, options, warrants, and partnership or limited liability company interests.

3.	Guidelines

(A)Non-disclosure of Material Non-Public Information. You must maintain the confidentiality of any material non-public information (“MNPI”) about the Company or about other entities (including information about transactions being considered by the Company that involve other entities) obtained while carrying out your duties to the Company. You may not disclose such information to anyone, except the persons within the Company or third-party agents of the Company (such as investment banking advisors, outside legal counsel, or outside accountants) whose positions require them to know it, until such information has been publicly disclosed. If any MNPI is inadvertently disclosed, the facts of such disclosure should be immediately reported to the CFO.

(B)Prohibited Trading in Company Securities. You may not engage in transactions in Company securities (nor recommend that others do so), either directly or through a Related Person or any other person or entity, while in possession of MNPI about the Company.

(C)Quarterly Trading Restrictions (“Blackout” Periods). Company Insiders may not engage in securities transactions in Company securities (either directly or indirectly) or recommend that others do so during the period beginning five (5) business days before the end of the Company’s fiscal quarter and ending three (3) full business days after the public release of the Company’s quarterly (or in the case of the fourth fiscal quarter, quarterly and annual) earnings results.

(D)Additional Blackout Periods. In addition to the quarterly blackout period set forth in Section 3(C) above, the Company may also impose from time to time additional temporary Blackout periods prohibiting all transactions in Company securities by you, including in instances when items of significant importance have been communicated to you prior to their public disclosure. These temporary Blackout periods can extend into, and remain in place beyond, the Company’s normal recurring quarterly Blackout period. The Company will notify you if you are subject to a temporary Blackout period. You must not communicate the imposition of a temporary Blackout to any other person or other third-party. For further information regarding the timing of recurring or additional temporary Blackout periods, you may contact the CFO.

(E)Pre-Clearance. Company Insiders may not trade in the securities of the Company or any such other companies, as applicable, without the prior permission of the CFO. Company Insiders may seek such permission by submitting a “Request for Prior Approval of Stock Trading” (see Exhibit B attached to this Policy). If the CFO refuses permission, the CFO is not obligated to specify the reason for denying the requested permission. Company Insiders must not communicate the imposition of pre-clearance requirements to any other person or other third-party. In addition, in accordance with Section 3(H) below, all Associates, whether or not a Company Insider, may not trade in the securities of any company in the Company’s industry segment without the pre-clearance or pre-approval of the CFO.

(F)Tipping. You may be liable for, and are prohibited from, communicating or “tipping” MNPI to any third party (a “tippee”). A person may qualify as a tippee even if such person is not a Related Person. Insider trading violations are not limited to the disclosure of MNPI or the use of such information by you. Persons other than you, including tippees, may be liable for insider trading if they trade or take other action based on MNPI that has been misappropriated.

(G)Certain Transactions. To avoid the appearance of impropriety or inadvertent violations of insider trading restrictions, you may not engage in the types of transactions set forth below:

•

Short Sales. Short sales of Company securities (i.e., the sale of shares of Company common stock that the seller does not own) may evidence an expectation on the part of the seller that such securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by directors, officers, and all other Associates are prohibited.

•

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Associate is trading based on MNPI and focus such Associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, by directors, officers, and all other Associates are prohibited.

•

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit an Associate to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such Associate may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and all other Associates are prohibited from engaging in any such transactions.

•

Margin Accounts and Pledges. Securities held in margin accounts or pledged as collateral may be sold by a broker or lender without an account holder or debtor’s consent if such holder or debtor fails to meet a margin call or defaults on the loan. Because a margin or foreclosure sale could occur at a time when such a holder or debtor is aware of MNPI or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

•

Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations due to the lack of control over the timing of purchases or sales that result from standing instructions to a broker because the broker could execute a transaction when you are in possession of MNPI about the Company. Therefore, you are prohibited from placing standing or limit orders on Company securities.

(H)Trading in Other Securities. You may not engage in transactions in the securities of another company (nor recommend that others do so), either directly or through a Related Person or any other person or entity, while in possession of MNPI about such other company obtained through your position at or the carrying out of your duties to the Company. Regulatory authorities may view such transactions as “shadow trading” (as defined below) of the MNPI and therefore may hold you liable for insider trading based on that action. For the avoidance of doubt, this prohibition includes both trading in the securities of another company while in possession of MNPI about that company, as well as trading in the securities of another company while in possession of MNPI that could affect the price of the securities of that company.

“Shadow trading” is an emerging theory under the federal securities laws. The SEC has recently alleged that an employee of one company misappropriated MNPI concerning its employer and then committed insider trading by purchasing options in a close competitor of the employer. Although the MNPI did not relate to the close competitor, the employee anticipated that the competitor’s stock price would materially increase on the news of its employer’s acquisition and that the MNPI was material to the competitor. To that end, the Company forbids any Associate from trading in the securities of any company in the Company’s industry segment without the pre-clearance or pre-approval of the CFO. Absent such approval, Associates are not permitted to trade in securities of companies that operate in the Company’s industry segment. This is because confidential information about one company can be material to other companies, and insider trading liability might attach even when the information at issue is not directly related to the Company.

(I)Exceptions. The restrictions set forth in subsections (B)-(H) of this Section 3 do not apply to the exercise of stock options for cash under any Company equity compensation plan, as the other party to the transaction is the Company itself and the price is fixed by the terms of the option agreement or the plan (but note that such requirements do apply to any sale of stock acquired by exercising any such option, including any such sale as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option). Similarly, such limitations do not apply to the sale of shares of Company common stock to the Company pursuant to any stock repurchase program approved by the Company’s Board of Directors. Such restrictions also do not apply to transactions pursuant to an approved Rule 10b5-1 trading plan.1

4.	Individual Responsibility

You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of MNPI. Those subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each person or entity subject to this Policy is responsible for making sure that such person or entity complies with this Policy and that any Related Person also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of the Company or any Associate pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any individual or entity from liability under applicable securities laws.

In addition, directors and executive officers of the Company should keep in mind other requirements applicable to the sale of Company securities by them, in particular, compliance with Rule 1442 promulgated under, or Section 4(a)(7) of, the Securities Act of 1933, as amended (the “Securities Act”), and should be prepared to comply with such requirements in connection with any transactions in Company securities.

[1]

Rule 10b5-1(c) under the Exchange Act, provides an affirmative defense to a charge of insider trading where it is evident that inside information known to the trader did not play a role in trading decisions for trades made in compliance with the provisions of the rule, including pursuant to a written plan that complies with the requirements set forth therein. Such a Rule 10b5-1 plan may only be implemented by a person subject to this Policy while he or she is not aware of MNPI regarding the Company and would otherwise be permitted to engage in transactions in Company securities under this Policy. Prior to entering into a trading plan under Rule 10b5-1, the individual adopting the trading plan must provide a copy of the proposed trading plan to the CFO and receive notification from the CFO that the Company has approved the trading plan for purposes of the individual’s implementation of such trading plan. The Company does not undertake any obligation to approve any Rule 105b-1 trading plan or ensure that a trading plan submitted to the Company complies with Rule 105b-1 of the Exchange Act.

[2]

Holders of Company securities may utilize the non-exclusive “safe harbor” provided by Rule 144 under the Securities Act (“Rule 144”) to dispose of such securities in the public marketplace. Rule 144 permits the public resale of Company securities considered to be “restricted” and/or “control” securities under Rule 144 so long as certain conditions are met, which include, but are not limited to, holding such securities for at least six months or one year, as applicable, that the Company remains current with its public filings required under the Exchange Act, and the filing of a Form 144 with the SEC, if applicable. Section 4(a)(7) of the Securities Act permits an individual who holds Company securities issued in a private placement, whose resale is restricted, to resell that security in a subsequent private sale.

If you have any questions regarding this Policy or whether you possess MNPI, it is always advisable to consult with the CFO prior to engaging in any securities transaction.

5.	Post-Termination Transactions

This Policy continues to apply to transactions in Company securities (or the securities of another company to the extent prohibited pursuant to Section 3(H) above) even after termination of service to the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in such securities until that information has become public or is no longer material. The pre-clearance procedures specified in Section 3(E) above, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Adopted on August 18, 2022.

ATTACHMENT A

DATAVAULT AI INC.

Insider Trading Policy Supplement

Examples of Material Information

•Financial results or projections;

•Major events regarding the Company’s securities, including the declaration of stock splits or stock dividends, calls, redemptions, repurchases, dividends, changes in dividend policy, or the possibility of a public or private offering of securities;

•The possibility of mergers, acquisitions, joint ventures, tender offers, or takeovers, the possible initiation of a proxy fight, and similar business developments;

•Significant changes in corporate objectives, operations, business plans, or strategy, or a restructuring;

•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

•Development of a significant new product or service;

•Execution or termination of significant agreements with suppliers, customers, and other business partners;

•Significant related party transactions;

•Defaults under agreements or actions by creditors, customers, or suppliers relating to a company’s credit standing;

•Major changes in previously-disclosed financial information;

•Changes in debt ratings;

•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•The disposition of a subsidiary or of material assets;

•Significant developments in legal proceedings or regulatory actions;

•Significant changes in management or relations among major shareholders (including a change in control), customers, or suppliers; and

•Impending bankruptcy or financial liquidity problems.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances, and questions concerning the materiality of particular information should be resolved in favor of materiality, meaning securities transactions should be avoided.

Exhibit A

CERTIFICATION

I certify that:

1.

I have read and understand the Datavault AI Inc. Insider Trading Policy (the “Policy”). I understand that Datavault AI Inc.’s Chief Financial Officer is available to answer any questions I have regarding the Policy and this signed certification will be retained as part of Datavault AI Inc.’s records.

2.	I will comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date:

If the undersigned is an entity:

Name of Entity

Signature of Authorized Signatory

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

Date

EXHIBIT B – Applicable to Company Insider’s (e.g. Board Members, Executive Officers, etc.)

DATAVAULT AI, INC.

To:	Chief Financial Officer
From:
Date:
Subject:	Request for Prior Approval of Securities Trading

The undersigned proposes to engage in a transaction involving the following (please place an “X” by the appropriate information):

            Datavault AI Inc. Common Stock

            Other:

[Name of Issuer and Security]

The transaction proposed is an:

          Open-market purchase

          Open-market sale

          Other [please explain]:

The transaction is proposed to be effective on
[Date]

Copies of broker’s confirmations of effected transactions must be forwarded to Datavault AI Inc.’s Chief Financial Officer for record keeping purposes.

[Signature]

[Print name, title, and department or position]

If the undersigned is an entity:

[Name of Entity]	[Name of Authorized Signatory (Print)]

[Signature of Authorized Signatory]	[Title of Authorized Signatory (Print)]

EXHIBIT B – Applicable to Company Insider’s (e.g. Board Members, Executive Officers, etc.)F

FOR INTERNAL USE ONLY

           Transaction may be effected

           Transaction may not be effected

This authorization extends to

Date
Chief Financial Officer